SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 2, 2002

(Date of earliest event reported)

Harold's Stores, Inc.

(Exact name of registrant as specified in its charter)

(Commission File No. 1-10892)

Oklahoma (State or other jurisdiction of incorporation)	73-1308796 (I.R.S. Employer Identification No.)
5919 Maple Avenue Dallas, Texas (Address of principal executive offices)	75235 (Zip Code)

Registrant's telephone number, including area code:	(214) 366-0600

Item 5. Other Events

On August 2, 2002, Harold's Stores, Inc., an Oklahoma corporation (the "Company"), closed the sale and issuance of 200,000 shares of its newly-designated Series 2002-A Preferred Stock, par value $0.01 per share, for an aggregate purchase price of $4,000,000 pursuant to the Series 2002-A Preferred Stock Purchase Agreement dated as of June 26, 2002 (the "Agreement"), by and among the Company and Inter-Him, N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam. Pursuant to the Agreement, Inter-Him, N.V. and Mr. Lester, the holders of all of the issued and outstanding shares of the Company's Series 2001-A Preferred Stock, also surrendered their shares of Series 2001-A Preferred Stock to the Company in exchange for an equal number of shares of the Company's newly-designated Amended Series 2001-A Preferred Stock. The Company canceled the Series 2001-A Preferred Stock and eliminated its designation from the Company's Certificate of Incorporation.

The principal terms of the sale of the Series 2002-A Preferred Stock and the issuance of the Amended Series 2001-A Preferred Stock in exchange for the Series 2001-A Preferred Stock are summarized in the press releases issued by the Company on June 28, 2002 in connection with the execution of the Agreement and on August 8, 2002 in connection with the closing of the transactions contemplated in the Agreement. These press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

In connection with the closing of the transactions contemplated in the Agreement, the Company entered into the Third Amendment to Loan and Security Agreement dated as of August 2, 2002 (the "Third Amendment"), by and among the Company and certain of its subsidiaries and Bank of America, N.A., as Agent for the Lenders thereunder. The Third Amendment relaxes certain financial covenants of the Company with respect to the fiscal quarter ended August 2, 2002. In addition, the Third Amendment eliminates the Company's obligation to pay a fee in order to terminate the Loan and Security Agreement prior to its expiration. In return, the Company agreed to an increase in the rate of interest paid to the Bank from the prime rate plus one percent (1%) to the prime rate plus two percent (2%), which will further increase to the prime rate plus three percent (3%) on November 1, 2002 if the Loan and Security Agreement continues in effect at such time. Finally, the Third Amendment contains certain other provisions relating to the Company's use of the proceeds from the sale of the Series 2002-A Preferred Stock.

The foregoing statements are qualified in their entirety by the provisions of the Agreement and the Third Amendment, which are filed as exhibits to this report.

Item 7. Exhibits

The following exhibits are filed as a part of this report and are incorporated herein by this reference:

Exhibit	Description
4.1	Certificate of Elimination of Designation of the Series 2001-A Preferred Stock ($0.01 Par Value) of Harold's Stores, Inc., dated August 2, 2002
4.2	Certificate of Designation of the Amended Series 2001-A Preferred Stock ($0.01 Par Value) of Harold's Stores, Inc., dated August 2, 2002
4.3	Certificate of Designation of the Series 2002-A Preferred Stock ($0.01 Par Value) of Harold's Stores, Inc., dated August 2, 2002
10.1

Series 2002-A Preferred Stock Purchase Agreement dated as of June 26, 2002, by and among Harold's Stores, Inc., Inter-Him, N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam

10.2

First Amendment to Investor Rights Agreement dated as of August 2, 2002, by and among Harold's Stores, Inc., Inter-Him, N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam

10.3

First Amendment to Right of First Refusal Agreement dated as of August 2, 2002, by and among Harold's Stores, Inc., Inter-Him, N.V., W. Howard Lester, Harold G. Powell, Anna M. Powell, Rebecca Powell Casey, H. Rainey Powell, Lisa Powell Hunt, Clay M. Hunt and Arvest Trust Company, N.A.

10.4

First Amendment to Voting Agreement dated as of August 2, 2002, by and among Harold's Stores, Inc., Inter-Him, N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley, Margaret A. Gilliam, Harold G. Powell, Anna M. Powell, Rebecca Powell Casey, H. Rainey Powell, Lisa Powell Hunt, Clay M. Hunt and Arvest Trust Company, N.A.

10.5

Third Amendment to Loan and Security Agreement dated as of August 2, 2002, by and among Bank of America, N.A., Harold's Stores, Inc., Harold's Financial Corporation, Harold's Direct, Inc., Harold's Stores of Texas, L.P., Harold's Stores of Georgia, L.P., and Harold's of Jackson, Inc.

99.1	Press release dated June 28, 2002 issued by Harold's Stores, Inc.
99.2	Press release dated August 8, 2002 issued by Harold's Stores, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAROLD'S STORES, INC.

By: /s/ Jodi L. Taylor

Jodi L. Taylor, Chief Financial Officer

Date: August 9, 2002